SERVICE LEVEL AGREEMENT

This Service Level Agreement is dated effective as of 07.01.12 (“the Effective Date”) and constitutes an acceptance of the terms and conditions by and between The Digital Development Group Corp., a Nevada corporation (hereinafter referred as CLIENT), and PowerHouse Creative, LLC, a California limited liability company (hereinafter referred as PHC).

1. SCOPE OF SERVICES & Design Phases	______ (initial)

PHC shall provide the CLIENT with certain creative services in connection with enabling the functionality of the Client’s website, www.digidevgroup.com and any affiliated websites, to provide streaming of digitized entertainment content (“the Services”) for the following (i) design and deployment of a Front-end Player for streaming of video content and (ii) a content management system or platform for the Client’s website (collectively “the Deliverables”).

•	In addition, PHC shall provide the Client with website management services, creation of advertising modules, monetization, export and provision of software development kit services for developers of content or applications to be deployed on the Client’s website.

•	PHC and Client will collaborate and mutually agreed upon wireframes and scope for website within 20 days after the Effective Date.

•	PHC shall commence providing the Services upon the Effective Date

2. PROFESSIONAL FEES	______ (initial)

Professional fee refers to the fee charged by PHC in providing the Services.

The CLIENT agrees to pay the following fees for PHC’s performance of the Services: (i) $15,000 upon execution of this Agreement; (ii) $15,000 on or about August 1, 2012; (iii) $30,000 shall be payable by the end of the 6th week of development based upon PHC’s delivery of (A) the full functioning web server hosted on Amazon and (B) Player; and (iv) $25,000 – upon delivery of the fully functioning CMS component and integration with the Player’s billing/credit card processing functionality.

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3. Client’s Approval. Once made, Client’s payments made to PHC are not refundable for any reason. Receipt of payment by PHC from the CLIENT is considered full approval of work completed.

4. Other Agreements of the Parties. Except as otherwise set forth in this Agreement, CLIENT will own exclusively all right, title, and interest in and to all items that are conceived, made, discovered, written, or created by PHC personnel alone or jointly with third parties under this Agreement, including the Deliverables, whether completed or works-in-progress. Without limiting the previous sentence, all Deliverables, in whole and in part, will be deemed “works made for hire” of CLIENT for all purposes of copyright law, and the copyright will belong solely to CLIENT. To the extent that any such Deliverables do not fall within the specifically enumerated works that constitute “works made for hire” under the United States copyright laws, and to the extent that any Deliverables include materials subject to copyright, patent, trade secret, or other proprietary right protection, PHC hereby irrevocably assigns to CLIENT all its right, title, and interest that it may be deemed to have in and to any and all inventions, copyrights, patents, trade secrets, and other proprietary rights (including renewals). PHC agrees to maintain adequate and current records of all Deliverables, which records will be and remain the property of CLIENT. PHC agrees to promptly disclose and describe to CLIENT all Deliverables.

5. Summary of Anticipated Timeline. Based upon the GANTT chart attached hereto as Exhibit “A” (“the GANTT Chart”), the anticipated timeline for performance of the Services is summarized as follows:

Web Framework for the player platform and for the CMS

7/16 - 7/27 - Fully functional web server hosted on amazon with basic server functionality.

7/30 - 8/24 - Player platform development including, FB login, player functionality, video streaming, basic browsing, basic search, media center

8/27 - 10/5 - CMS development (upload, channel management, analytics, subscriptions, billing plus credit system)

9/10 - 10/5 - Player (billing plus credit system, social sharing, media center refinements, refined search)

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User Interface

7/16 - 8/10 - Player/platform design based of Alex's design

7/30 - 8/24 - CMS design (upload, channel management, subscriptions, billing plus credit system)

8/27 - 10/5 - CMS and player updates and enhancements

6. Project Notes, and Timeline for performance of the Services. Client acknowledges that the timeline set forth on the GANTT Chart, and PHC’s performance of the Services, are predicated on timely delivery of website content and creative elements from the Client and the Client’s approval of design elements and functionality of the website at various stages of development. Alongside UI development, PHC will build out a framework to develop the product on top of web services. It will be a Java/JSP stack utilizing MySQL, Hibernate, Spring and a custom front-end stack of JSP/JS/CSS/JSTL. PHC will add on independent modules as needed/determined during the development phase. PHC will host everything on AWS so that the Client will have access to live progress as PHC does drops. PHC will also be setting up an account on Assembla for source control, wiki, ticketing and timeline. Within thirty (30) days after final delivery of the fully functioning, bug-free website, PHC shall create Assembla accounts for the Client which will allow the Client to log bug or issues with the product that PHC can turn around and resolve within not greater than five (5) business days after final delivery of the website. PHC requires the following to start the development process:

- 1 week to setup the initial framework and support systems (all of the components and technologies mentioned above). This includes a fully-functioning server on AWS which will initially respond with a very simple introductory page.

- 1 week for user management; registration, basic profile modification, forgot password/username, administrative user. This will also include an e-mail system for generating and sending HTML-enhanced e-mail, required for the “I forgot login” area.

From there, PHC will build out the site and aim to complete the project before 9/10/12 (“Target Completion Date”).

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7. PHC’s Representations, Warranties and Covenants. PHC represents and warrants to CLIENT that:

7.1 PHC is duly organized, validly existing, has full and adequate power to own its property and conduct its business as now conducted, is in good standing and duly licensed, and has procured all necessary licenses, registrations, approvals, consents, and any other communications in each jurisdiction as required to enable PHC to perform its obligations under this Agreement;

7.2 The execution, delivery, and performance of this Agreement by PHC and the performance by PHC of the transactions contemplated in this Agreement have been duly and validly authorized by all necessary action, corporate or otherwise, on its part, and this Agreement and each Scope Of Work document signed by the parties (“SOW”) shall constitute the valid, legal, and binding obligation of PHC;

7.3 PHC is not and will not be subject to any agreement or other constraint that does, would, or with the passage of time would prohibit or restrict PHC’s right or ability to enter into, or carry out, its obligations hereunder;

7.4 PHC has the qualifications and the ability to perform the Services in a professional manner without the advice, control or supervision of CLIENT. PHC will provide consultants, technicians and/or technical personnel trained to perform the Services in the applicable SOW. All workmanship, materials or documentation provided by PHC will be of the highest quality in every respect and according to the Specifications and any mutually agreed to schedule set forth in the applicable SOW;

7.5 PHC possesses all legal right, title, or interest in or to any intellectual property (such as software, designs, copyrights, patents, trademarks and trade secrets) that have been or will be used to create or be a part of the Deliverables;

7.6 Neither the Services nor the Deliverables, nor any part, product or software sold, distributed, licensed or supplied by PHC in connection with the Services or Deliverables, do or will infringe any patent, copyright, trademark or other proprietary right of any third party or misappropriate any trade secret of any third party;

7.7 PHC’s performance of the Services called for by this Agreement does not and will not violate any applicable law, rule or regulation;

7.8 The Deliverables will perform according to the Specifications;

7.9 To the extent the Deliverables include software, the software, including updates, upgrades, and new versions, does not and will not contain any viruses, malicious code, Trojan horse, worm, time bomb, self-help code, back door or other software code or routine designed to: (i) damage, destroy or alter any software or hardware; (ii) reveal, damage, destroy or alter any data; (iii) disable any computer program automatically; or (iv) permit unauthorized access to any software or hardware;

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7.10 Time is of the essence in connection with PHC’s performance of the Services and delivery of the Deliverables;

7.11 Any software provided as part of the Deliverables or the Services does not contain Open Source Software.

7.12 Except for restrictions on trade with countries against which the United States government has imposed a general embargo, there is no restriction on the export of any of the Deliverables or any software contained therein, other than as described in the materials delivered to CLIENT by PHC pursuant to Section 22 (Export Controls); and

7.13 With respect to CLIENT Confidential Information that PHC has in its possession, PHC will maintain, at a minimum, reasonable and customary security measures applicable to the manner in which PHC possesses such information (e.g., physically, electronically, or otherwise) to protect the CLIENT Confidential Information from disclosure or breach;

8. Confidentiality.

8.1 Definition. “Confidential Information” of a Party means all confidential or proprietary information, including all information not generally known to the public, trade secrets, the terms of this Agreement, and CLIENT Data. “CLIENT Data” will mean all data and information that is submitted, directly or indirectly, to PHC by CLIENT or obtained or learned by PHC in connection with the Services provided by PHC under this Agreement and any SOW, including information relating to CLIENT’s customers, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter, and other proprietary information. All CLIENT Data is and will remain the property of CLIENT and will be protected as described in this Section 8. Without limiting the foregoing, Confidential Information will include all such information provided to each Party by the other Party both before and after the date of this Agreement. Any personal information of CLIENT’s customers which PHC obtains or learns in connection with the Services will be the confidential information of such individuals (“Consumer Information”). PHC will treat Consumer Information as Confidential Information in accordance with the terms and conditions of this Agreement.

8.2 Use and Disclosure. Parties will take any and all necessary measures to prevent disclosure, dissemination or unauthorized use of Confidential Information relating to a Party or Personal Information , including, at a minimum, those measures it takes to protect its own confidential information of a similar nature. As a condition to CLIENT’s obligations under this Agreement, PHC agrees to enter into, and to require all subcontractors to enter into and abide by all the terms and conditions of the PHC Nondisclosure Agreement, dated as of the execution of this Agreement, the form of which is attached as Exhibit A. In addition to the foregoing, PHC shall cause each person that provides Services to CLIENT pursuant to this Agreement to execute the Individual Nondisclosure Agreement, the form of which is attached hereto as Exhibit B, and shall deliver each such validly executed agreement to CLIENT prior to, and as a condition precedent to, (a) such person providing Services hereunder and (b) CLIENT’s obligations to pay PHC for Services rendered pursuant hereto. Neither Party will disclose, duplicate, publish, release, transfer, or otherwise make available Confidential Information of the other Party in any form to, or for the use or benefit of, any person or entity without the other Party’s prior written consent. PHC will segregate Confidential Information from the confidential materials of third parties to prevent commingling. Each Party will, however, be permitted to disclose relevant aspects of the other Party’s Confidential Information to its officers, directors, employees, agents and subcontractors to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by applicable laws and regulations. Each Party will establish commercially reasonable controls to ensure the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement and applicable privacy laws and regulations. Without limiting the foregoing, each Party will, at a minimum, implement such technical, administrative and physical measures as are necessary to: (i) ensure the security and confidentiality of the Confidential Information; (ii) protect against any threats or hazards to the security and integrity of the Confidential Information; and (iii) protect against any unauthorized access to or use of the Confidential Information.

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If a Party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor in accordance with the terms of this Agreement, such Party will ensure that such agents and subcontractors will adhere to the same requirements with which such Party is required to comply under this Agreement. PHC’s obligations with respect to Confidential Information will survive for five (5) years following the termination of this Agreement or for as long as Confidential Information remains confidential.

8.3 Exceptions. The obligations in Section 8.2 will not restrict any disclosure by either Party (a) pursuant to any applicable law or by order of any court or government agency (provided that the disclosing Party will give prompt notice to the non-disclosing Party of such order and will cooperate at the disclosing Party’s expense in any effort to comply with or to contest the order), or (b) to either Party’s accountants, legal advisors, auditors and financial advisors. Further, the obligations in Section 8.2 will not apply with respect to information that: (i) is developed by the other Party without violating the disclosing Party’s proprietary rights, (ii) is or becomes publicly known (other than through unauthorized disclosure), (iii) is disclosed to, or learned by, the recipient from a third party free of any obligation of confidentiality, and/or (iv) is already known by such Party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into before the Effective Date between CLIENT and PHC.

8.4 Disclosure of Confidential Information. In the event of a breach of this Section 8 or other compromise of CLIENT Confidential Information, including Financial Information, or Consumer Information of which PHC is or should be aware (whether or not resulting from a breach), PHC will immediately notify CLIENT in a writing detailing all information known to PHC about the compromise, the CLIENT Confidential Information and/or Consumer Information affected, and the steps taken by PHC to prevent the recurrence of such breach and to mitigate the risk to CLIENT. Such notice will be sent to the address indicated in the Notice section of this Agreement, including a copy to the Executive Director of Legal Affairs. PHC will provide CLIENT with access to all information related to the security breach as reasonably requested by CLIENT.

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8.5 Return of Materials. Upon request and/or upon termination of this Agreement for any reason, PHC will return, destroy, or cause the destruction of any and all records or copies of records relating to CLIENT or its business, including Confidential Information (except for Confidential Information of CLIENT that is rightfully contained in PHC’s work papers, provided that PHC maintains the confidentiality of such Confidential Information as required herein), according to CLIENT’s instructions or relevant industry best practices if no instructions are provided. Upon request, PHC will certify in writing that all such Confidential Information has been so returned or destroyed.

9. Independent Contractor.

9.1 Independent Contractor. PHC is an independent contractor of CLIENT and not an employee, agent, partner, joint venturer, representative, broker or principal of CLIENT for any purpose. Neither PHC nor any employee of PHC will acquire any of the rights, privileges, powers or advantages of an employee of CLIENT, including disability insurance, vacation or sick pay, or any other benefits available to CLIENT employees. PHC will be solely responsible for all wages, benefits, taxes, withholdings, training and expenses of its employees, including the employees assigned to perform Services under this Agreement. PHC is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of PHC’s compensation will be subject to withholding by CLIENT for the payment of any social security, federal, state or any other employee payroll taxes. CLIENT will regularly report amounts paid to PHC by filing Form 1099 MISC with the Internal Revenue Service as required by law.

9.2 Tools and Supplies. PHC will be solely responsible for providing any tools, supplies (except office supplies used on CLIENT’s premises), or other goods that PHC may need or choose to use in order to perform the Services, except as specifically listed in the Agreement or in a Statement of Work.

10.	No Publicity. Neither Party will use the other Party’s name or mark in any advertising, written sales promotion, press releases, and/or other publicity matters relating to this Agreement without the other Party’s written consent. PHC acknowledges that CLIENT has a no publicity policy regarding its vendor relationships.

11.	Legal Compliance; Applicable Law. Each Party will at all times comply with all applicable laws and government rules, regulations, and guidelines pertaining to its business, products or services, employment obligations, and the subject matter of this Agreement. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is expressly disclaimed. This Agreement will be governed by and construed under the laws of the State of California, without giving effect to its choice of law rules. Exclusive jurisdiction and venue for any claims related to or arising under this Agreement will be in state or federal court located in Los Angeles County, California.

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12.	Assignment. PHC will not assign, transfer, or subcontract this Agreement or all or any portion of the Services or delegate any of its duties hereunder without CLIENT’s express, prior written consent. Any assignment in contravention of this provision will be null and void. This Agreement will be binding on all permitted assignees and successors in interest.

13.	Entire Agreement/Amendments. This Agreement, including all schedules and exhibits that are incorporated herein by reference, contains the entire agreement of the Parties regarding the subject matter described herein, and all other promises, representations, understandings, arrangements, and prior agreements related thereto are merged herein and superseded hereby. The provisions of this Agreement may not be amended, except by an agreement in writing signed by authorized representatives of both Parties.

14.	Force Majeure. Notwithstanding any other provision of this Agreement, no Party to the Agreement will be deemed in default or breach of this Agreement or liable for any loss or damages or for any delay or inability to perform its obligations under this Agreement or any SOW if the delay or inability arises from any cause beyond the reasonable control of that Party (each, a “Force Majeure Event”); provided that the impacted Party will make reasonable efforts to mitigate the effect and duration of such Force Majeure Event. The Parties will promptly resume performance after the Force Majeure Event has passed. If, however, a delay continues for ten (10) days or more, the Party not experiencing the Force Majeure Event may terminate this Agreement without penalty upon written notice to the other Party.

15.	Notices. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) on the next day if delivered personally to such Party, (ii) on the date three (3) days after mailing if mailed by registered or certified mail, or (iii) on the next day if delivered by courier. All notices will be sent to the following address:

If to CLIENT: 6630 Sunset Blvd., Los Angeles, Calif. 90028

With a copy as follows: David R. Altshuler, Esq., 15332 Antioch St. #840, Pacific Palisades, CA. 90272 – fax: 310-454-9759

If to PHC: 1870 El Cerrito Place, Hollywood, California 90068

Such addresses may be changed by notice given by one Party to the other pursuant to this Section or by other form of notice agreed to by the Parties.

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16.	Remedies. Except as otherwise provided for herein, no remedy conferred by any of the specific provisions of this Agreement or available to a Party is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder, now or hereafter existing at law or in equity or by statute or otherwise. The election of one or more remedies by either Party will not constitute a waiver of the right to pursue other available remedies.

17.	Severability. If any provision of this Agreement is invalid or unenforceable in any jurisdiction, the other provisions of this Agreement will remain in full force and effect in such jurisdiction and will be liberally construed in order to effectuate the purpose and intent of this Agreement, and the invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity or enforceability of any such provision in any other jurisdiction.

18.	Waiver of Breach. Except as otherwise may be provided herein, the waiver of any breach of any provision of this Agreement will only be effective if in writing. No such waiver will operate or be construed as a waiver of any subsequent breach. A Party’s failure to respond or act will not be considered a waiver.

19.	Export Controls. Each Party will use reasonable efforts to comply with all relevant United States export laws and regulations (collectively, “Export Controls”). If applicable, PHC will provide CLIENT with all applicable ECCNs for the Deliverables, a description of the technology contained within the Deliverables that is subject to Export Controls, and copies of relevant export licenses obtained by PHC or information reasonably sufficient to substantiate that no license is required. In addition, upon CLIENT’s written request, PHC will use commercially reasonable efforts to assist CLIENT with obtaining any United States export license required.

20.	Order of Precedence. To the extent the terms and conditions of this Agreement conflict with the terms and conditions of an applicable SOW, the terms and conditions of this Agreement will control.

21. Audits.

21.1 CLIENT’s Audits. During the Term of this Agreement, and for as long as PHC retains CLIENT Confidential Information, CLIENT, and CLIENT’s agents and representatives may conduct onsite and/or offsite inspections and audits of PHC’s business, operations, systems, procedures and practices that relate to PHC’s Agreement-required functions and services to determine whether PHC meets the terms and conditions of this Agreement and its confidentiality requirements. Each such inspection and audit will be conducted during reasonable business hours, for a reasonable duration, and upon reasonable advance written notice to PHC, and at CLIENT’s expense, no more than once per year, unless otherwise provided in this Agreement.

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21.2 Books and Records. During the Term of this Agreement, PHC will maintain complete and accurate books and records of the fees and expenses, including documentation supporting all expenses, charged to CLIENT in connection with the Services and Deliverables. PHC will retain such records for three (3) years after termination of this Agreement and will make such records, and any additional records to ensure PHC’s compliance with pricing and fee requirements under this Agreement, available to CLIENT or its third-party auditor in accordance with Section 24.1. If any audit under this Section 24.2 determines that PHC has overcharged CLIENT, CLIENT will notify PHC of the amount of such overcharge and PHC will promptly pay such amount to CLIENT. If any such overcharge exceeds three percent (3%) of the total amount charged to CLIENT by PHC for the Services and Deliverables subject to the audit, then PHC will reimburse CLIENT for the reasonable cost of such audit. Upon request, PHC will provide audited fiscal year-end financial statements.

22.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which taken together will constitute one signed agreement between the Parties. For purposes hereof, a facsimile or scanned copy of this Agreement, including the signature pages hereto, shall be deemed to be an original.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

The Digital Development Group Corp.

By ........./s/..........................................................

Joe Q. Bretz, Its President

By ........./s/..........................................................

Richard W. Verdoni, Chief Technology Officer

PowerHouse Creative, LLC

By.........../s/........................................................

JESSE DAVIS, Its CEO

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